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                                                                    EXHIBIT 99.1
                                                                    Page 1 of 2


                                                           For Immediate Release
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                                                              September 30, 1999
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Novell to Invest $100 Million in Whittman-Hart to Accelerate Deployment of
Directory-Based Computing Solutions to Growing, Mid-Sized Businesses

Investment is First Step in Novell's Strategic Services Initiative

Provo, Utah and Chicago, Illinois - September 30, 1999 - Novell, Inc. (NASDAQ:NOVL) and Whittman-Hart, Inc. (NASDAQ:WHIT), a leading provider of integrated business and technology solutions for growing and middle-market companies, today announced that Novell will invest $100 million in Whittman-Hart to accelerate the deployment of Novell Directory Services/(R)/ (NDS/TM/) in enterprise and e-business solutions. This investment and strategic alliance will help meet the needs of customers in mid-sized businesses for secure, manageable e-business solutions that span the enterprise and the Internet. The investment is the first step in a new Novell initiative to expand its partnerships with leading consulting and systems integrator organizations worldwide.

Under the terms of the investment agreement, Novell will purchase $100 million worth of Whittman-Hart stock. This investment will represent approximately 6% of Whittman-Hart's outstanding capitalization.

In addition, the two companies have formed an alliance to jointly develop customized NDS solutions for mid-sized businesses. These solutions will integrate NDS with leading e-business applications such as customer relationship management, supply chain management, enterprise e-business tools, and Enterprise Resource Planning extended to the Internet. Whittman-Hart will also establish a Solutions Development Center to train employees on these solutions and demonstrate them to customers. Whittman-Hart will train over 600 consultants in NDS and related Novell solutions, including qualification of these consultants as Novell Certified Directory Engineers/SM/.

"We invested in Whittman-Hart to drive the growth of directory-based solutions that are becoming critical to the way information is managed and accessed in a networked world," said Dr. Eric Schmidt, Novell Chairman and CEO. "This agreement is an important component in an ongoing series of Novell strategic and investments and alliances that are speeding the deployment of directory solutions worldwide. The combination of Novell's networking expertise, along with Whittman-Hart's solutions expertise, will meet the needs of customers in mid-sized businesses for more efficient and secure management of their business networks and the Internet."

"Whittman-Hart clients are using e-business technologies to extend their enterprises, and better manage relationships with customers, employees, and suppliers," said Robert Bernard, Whittman-Hart Chairman and CEO. "The solutions we develop based on NDS represent a huge opportunity for our clients to better their private networks and Internet security."

NDS, Novell's industry-leading full-service directory, provides centralized network management and security that reduces the cost and complexity of deploying mission-critical applications on heterogeneous business networks and the Internet. Novell is pursuing investment opportunities in consulting and services companies around the world focused on specific application areas supported by NDS, including customer relationship management, supply chain management, and e-business.

Novell and Whittman-Hart have executed a definitive agreement, and each company's Board of Directors has voted to approve the investment and alliance. Novell and Whittman-Hart expect to close the agreement by November 1999, following government approval under the Hart-Scott-Rodino Act.
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About Novell

Novell, Inc. is the world's leading provider of directory-enabled networking software. Novell solutions give businesses total control of their private networks and the Internet, simplifying the management of user access and identity. Novell's worldwide channel, consulting, developer, education and technical support programs are the most extensive in the network computing industry. For information on Novell's complete range of products and services, contact Novell's Customer Response Center at (888) 321-4CRC (4272), or visit Novell's Web site at http://www.Novell.com.

About Whittman-Hart

Headquartered in Chicago, Whittman-Hart helps clients improve marketplace performance through the strategic use of information technology. In 1999, FORTUNE ranked Whittman-Hart as one of Americas Fastest-Growing Companies. In 1998 and 1997, Forbes named Whittman-Hart one of the 200 Best Small Companies in America. In 1998, Standard & Poor's added the Company to its S&P SmallCap 600 Index. Whittman-Hart has approximately 3,700 employees in 21 branch offices throughout the United States and the United Kingdom. Its Web site is www.whitman-hart.com.

Novell Press Contact:

Jonathan Cohen
Novell, Inc.
Jcohen@novell.com
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(408) 967-7268

Katie Hogan
Cunningham Communications
Khogan@ccipr.com
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(650) 858-3760

Whitman-Hart Press Contacts:

Dean Dranias
Whittman-Hart, Inc.
dean.dranias@Whittman-Hart.com
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(312) 602-6155

Marnie Gordon
Edelman Publications
Mpgordon@edelman.com
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(312) 240-2633

Novell and Novell Directory Services are registered trademarks. NDS is a trademark and Novell Certified Directory Engineer is a service mark of Novell, Inc. in the United States and other countries. All third-party trademarks are the property of their respective owners.